Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 20, 2012, with respect to the financial statements of Chief Gathering LLC as of December 31, 2011, 2010, and 2009 and for the years then ended, included in the Current Report of PVR Partners, L.P. (formerly, Penn Virginia Resource Partners, L.P.) on Form 8-K/A dated July 26, 2012. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

August 13, 2013